Exhibit 10(t)(ii)

CBS BONUS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

PART B – AMENDMENT AND RESTATEMENT AS OF JANUARY 1, 2012

1.            Purpose.  The purpose of the CBS Bonus Supplemental Executive Retirement Plan (the “Plan”) (formerly the CBS Supplemental Executive Retirement Plan, SERP #1) is to provide to certain key employees of CBS Corporation (the “Company”) and its subsidiaries a benefit supplemental to those retirement or termination benefits which they are entitled to receive under the CBS Pension Plan or the Cash Balance Plan, and to benefit the Company by making it more attractive to such employees to remain with the Company and by deterring such employees from engaging, after termination of employment, in activities competitive to those of the Company and its subsidiaries.  The Plan was previously amended and restated effective April 1, 1999.

2.            Amendment and Restatement and Grandfathered Status of Benefits Accrued Prior to January 1, 2005.

A.                                Plan History and Adoption of Part B of the Plan.  The Plan was amended and restated, effective as of January 1, 2009, by the adoption of Part B of the Plan in order to comply with the documentation requirements of Code Section 409A.  The provisions of Part B apply to any portion of a Participant’s benefit that is considered to have been Deferred on or after January 1, 2005.  Part B of the Plan is intended to meet all of the requirements of Code Section 409A, so that Participants will be eligible to defer the receipt of, and the liability for the federal income tax with respect to, certain items of compensation from one year to a later year in accordance with the provisions of applicable law and the provisions of the Plan.  With respect to the period commencing January 1, 2005 and ending December 31, 2008 and with respect to the portion of a Participant’s benefit that is considered to have been Deferred during the 2005, 2006, 2007 or 2008 calendar year, the Plan was administered in accordance with a reasonable, good faith interpretation of Code Section 409A, Treasury Regulations, Notices and other guidance issued thereunder, and such interpretation shall govern the rights of a Participant with respect to that period of time.

B.                                 Grandfathered Status of Benefits Deferred Prior to January 1, 2005.  Part A of the Plan, consisting of the original Plan and the amendments made prior to October 3, 2004, continues to apply to a Participant’s benefit or any portion thereof that is considered to have been Deferred under the Plan prior to January 1, 2005 (the “Section 409A Grandfathered Benefit”), in accordance with the terms of those documents in effect from time to time prior to October 3, 2004.  The Section 409A Grandfathered Benefit shall continue to be governed by the law applicable to nonqualified deferred compensation prior to the codification of Code Section 409A.

C.                                 2012 Amendment and Restatement.  This amendment and restatement of Part B of the Plan is effective as of January 1, 2012.  The provisions of this amended and restated Part B continue to apply to any portion of a Participant’s benefit that is considered to have been Deferred on or after January 1, 2005.

3.            Definitions.  Unless the context clearly indicates otherwise, the following terms when used in this Plan with initial capital letters shall have the following meanings:

A.                                The term “Actuarial Equivalent” or “Actuarially Equivalent” means, with respect to a Plan Benefit, or any portion thereof, an amount of equivalent value determined on such actuarial basis as the Committee, in its sole discretion, shall determine is reasonable and appropriate and which shall be applied by the Committee in a uniform and consistent manner; provided, however, that the Committee shall apply such factors and assumptions as are necessary to ensure that the Optional Forms described in Section 6.C are actuarially equivalent life annuities for purposes of Code Section 409A and Treas. Reg. § 1.409A-2(b)(2)(ii) (or any successor provision).

B.                                 The term “Aggregate Benefit” has the meaning provided in Section 6.D.

C.                                 The term “Beneficiary” means the beneficiary designated under this Part B of the Plan to receive benefits upon the death of the Participant.  A Participant’s Beneficiary will be determined pursuant to the terms of the Qualified Plan as in effect at the time of his or her death, unless the Committee authorizes specific beneficiary designations for the Participant’s Post-2004 Plan Benefit and the Participant makes such a designation prior to his or her death.

D.                                The term “Benefit Commencement Date” means the later of (i) the first day of the month immediately following the Participant’s Separation from Service and (ii) the first day of the month coincident with or next following the Participant’s attainment of age 55, except as set forth in Section 6.A.(ii) and subject to any Transition Election or Subsequent Payment Election made by the Participant.

E.                                  The term “Cash Balance Plan” means the CBS Cash Balance Plan Document component of the CCPP.

F.                                      The term “CBS Pension Plan” means the CBS Pension Plan Document component of the CCPP.

G.                                   The term “CCPP” means the CBS Combined Pension Plan, as amended from time to time.

H.                                   The term “Code” means the Internal Revenue Code of 1986, as amended.

I.                                         The term “Committee” means the CBS Retirement Committee or any successor thereto.

J.                                         The term “Company” has the meaning provided in Section 1.

K.                                   The term “Continuous Employment Period” has the meaning provided in the CBS Pension Plan.

L.                                     The term “Deferred” means that an amount is considered to be deferred within the meaning of Treas. Regs. §§ 1.409A-6(a)(2) and 1.409A-6(a)(3).

M.                                 The term “Eligible Amount” has the meaning provided in Section 5.B.

N.                                   The term “Eligibility Service” means (i) for an individual who participates in the CBS Pension Plan, his or her Continuous Employment Period, and (ii) for an individual who participates in the Cash Balance Plan, the definition of “years of service” in the Cash Balance Plan.

O.                                   The term “Employee” means an employee of the Employer.

P.                                      The term “Employer” means the Company and its subsidiaries and affiliates that participate in the Plan.

Q.                                   The term “Joint and Survivor Annuity” means one of the Optional Forms described in Section 6.B.(4) through Section 6.B.(6).

R.                                    The term “Life Annuity” means the Optional Form described in Section 6.B.(1).

S.                                      The term “Optional Forms” has the meaning provided in Section 6.C.

T.                                      The term “Other Death Benefit” has the meaning provided in Section 6.F.

U.                                   The term “Participant” has the meaning provided in Section 4.

V.                                    The term “Plan” means the CBS Bonus Supplemental Executive Retirement Plan, as in effect from time to time.  Part A of the Plan, which is attached hereto and made a part hereof, shall apply to any portion of a Participant’s Plan Benefit that was Deferred prior to January 1, 2005.  Part B of the Plan is set forth herein and shall apply to any portion of a Participant’s Plan Benefit that is Deferred on or after January 1, 2005.

W.                                 The term “Plan Benefit” has the meaning provided in Section 5.A.

X.                                    The term “Points” has the meaning provided in the Cash Balance Plan.

Y.                                    The term “Post-2004 Plan Benefit” means any portion of a Participant’s Plan Benefit that was Deferred after December 31, 2004.

Z.                                      The term “Qualified Plan” means the CBS Pension Plan or the Cash Balance Plan, as applicable.

AA.                        The term “Section 409A Grandfathered Benefit” has the meaning provided in Section 2.B.

BB.                          The term “Separation from Service” means the condition that exists when an Employee who is a Participant in the Plan and the Employer reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services that the Employee will perform after such date (whether as an Employee or an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Employee has been providing services to the Employer for less than 36 months).  For purposes of this Section 3.BB, for periods during which an Employee is on a paid bona fide leave of absence and has not otherwise experienced a Separation from Service, the Employee is treated as providing bona fide services at the level equal to the level of services that the Employee would have been required to perform to receive the compensation paid with respect to such leave of absence.  Periods during which an Employee is on an unpaid bona fide leave of absence and has not otherwise experienced a Separation from Service are disregarded for purposes of this Section 3.BB (including for purposes of determining the applicable 36-month (or shorter) period).  For purposes of this Section 3.BB, the Employer shall be considered to include all members of the controlled group of corporations which includes the Company; provided, however, that in applying Code Section 414(b), the phrase “at least 50 percent” shall be substituted for “at least 80 percent”; and in applying Code Section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent.”  Separation from Service shall be determined on the basis of the modifications described in Treas. Reg. § 1.409A-l(h)(3) (or any successor regulation) as defined in Code Section 409A and the regulations or other guidance issued thereunder.

CC.                          The term “Subsequent Payment Election” has the meaning provided in Section 6.B.

DD.                        The term “Transition Election” means a Participant’s election made on or before December 31, 2008 in accordance with IRS Notice 2007-86 and other applicable guidance under Code Section 409A to designate the time at which the Participant’s Post-2004 Plan Benefit will commence.

4.                                    Eligibility. Employees who are eligible for benefits under the Plan (“Participants”) are those Employees who are (i) participants in the Qualified Plan and (ii) designated by the Committee as Employees eligible to participate in the Plan.

Effective April 1, 1999:

A.                                No Employee who becomes a participant under the Cash Balance Plan shall accrue any additional benefit under the Plan on or after the effective date of such participation;

B.                                 No Employee who is hired or rehired after March 31, 1999 shall be eligible to participate in the Plan; and

C.                                 No individual other than an individual who was a Participant on March 31, 1999, and who (i) was age 55 or older on March 31, 1999, or (ii) had 70 or more Points on March 31, 1999, shall be eligible to accrue any additional benefits under the Plan after March 31, 1999.

5.                                    Computation of Benefit.

A.                                The benefit payable to a Participant under the Plan (the “Plan Benefit”) shall be equal to 1.7 percent, multiplied by the Eligible Amount, as defined in Subsection B of this Section 5, and multiplied by the number of years of the Participant’s Continuous Employment Period, up to a maximum of 35 years.

B.                                 The “Eligible Amount” shall be:

(i)                                  in the case of a Participant who has been designated by the Company’s Board of Directors, 100 percent of such Participant’s cash awards under an annual plan for additional compensation (currently the CBS Corporation Short Term Incentive Plan), and

(ii)                              in the case of all other Participants, 50 percent of such Participant’s cash awards under such an additional compensation plan.

C.                                 In the case of any Plan Benefit payable to a Participant whose Benefit Commencement Date is prior to age 65, and after completion of 10 years of Eligibility Service, any amount payable will be reduced by 4% for each year (0.333% for each full or partial month) that the Participant’s Benefit Commencement Date precedes his or her attainment of age 62.  In the case of any Plan Benefit payable to a Participant whose Benefit Commencement Date is prior to age 65 and prior to completion of 10 years of Eligibility Service, any amount payable will be reduced on the basis of Actuarially Equivalent factors for each year (and/or each full or partial month) that the Participant’s Benefit Commencement Date precedes his or her attainment of age 65.

D.                                For purposes of clarity, a Participant’s Section 409A Grandfathered Benefit shall be paid to the Participant at the same time and in the same form as the Participant’s benefit under the Qualified Plan is paid.  The Participant’s Post-2004 Plan Benefit will be calculated as follows:

(i)                                  if the Participant’s Post-2004 Plan Benefit is payable at the same time as the Participant’s Section 409A Grandfathered Benefit, the Participant’s total Plan Benefit shall be determined as provided in Section 5.A through Section 5.C above.  The Participant’s Post-2004 Plan Benefit shall be equal to the Participant’s total Plan Benefit, less the Participant’s Section 409A Grandfathered Benefit (but not less than zero).

(ii)                              if the Participant’s Post-2004 Plan Benefit is not paid at the same time as the Participant’s Section 409A Grandfathered Benefit, the amount payable to the Participant as his or her Post-2004 Plan Benefit pursuant to this Part B of the Plan shall be equal to the Participant’s total Plan Benefit determined as provided in Section 5.A through Section 5.C above, less the Participant’s Section 409A Grandfathered Benefit (but not less than zero), subject to the following additional criteria:  both the Participant’s total Plan Benefit and Section 409A Grandfathered Benefit shall be determined as of the Benefit Commencement Date of the Participant’s Post-2004 Plan Benefit, regardless of the actual commencement date of the Participant’s said benefits.

6.            Payment of Plan Benefit.

A.                                Time of Payment.

(i)                                  General.  Subject to Subsections B, E and F of this Section 6, and except as provided in a Participant’s Transition Election, the Post-2004 Plan Benefit payable to a Participant shall commence as of the Participant’s Benefit Commencement Date, provided that the first payment may be made up to 90 days after the Benefit Commencement Date.  If the first payment is made after the Participant’s Benefit Commencement Date, such first payment shall include any monthly payments that were due prior to such first payment.  Except as provided in Subsection B of this Section 6 or a Participant’s Transition Election, a Participant shall not have the right to designate the taxable year of any payment.

(ii)                              Special Rule for Separations Prior to January 1, 2009.  Subject to Subsections B, E and F of this Section 6, and except as provided in a Participant’s Transition Election, if a Participant who experienced a Separation from Service prior to January 1, 2009, has not reached age 55 prior to January 1, 2009 and has not commenced the payment of his or her Plan Benefit prior to January 1, 2009, the Benefit Commencement Date of his or her Post-2004 Plan Benefit shall be the first day of the month coincident with or next following his or her 55th birthday and the first payment shall be made within 90 days of his or her Benefit Commencement Date.  Subject to Subsections B, E and F of this Section 6, and except as provided in a Participant’s Transition Election, if a Participant who experienced a Separation from Service prior to January 1, 2009, has not commenced the payment of his or her Plan Benefit prior to January 1, 2009, but has reached age 55 prior to January 1, 2009, the Benefit Commencement Date of his or her Post-2004 Plan Benefit shall be July 1, 2010 and the first payment shall be made within 90 days of his or her Benefit Commencement Date.  If the first payment under this Section 6.A.(ii) is made after the Participant’s Benefit Commencement Date, such first payment shall include any monthly payments that were due prior to such first payment.  Except as provided in Subsection B of this Section 6 or a Participant’s Transition Election, a Participant shall not have the right to designate the taxable year of any payment.

B.                                 Subsequent Payment Election.  A Participant may elect, on a written form (a “Subsequent Payment Election”) acceptable to the Committee, to change the time that Post-2004 Plan Benefit payments are to commence pursuant to Subsection A of this Section 6.  Any such election shall comply with the requirements of Treas. Reg. § 1.409A-2(b).  Any Subsequent Payment Elections that satisfy the preceding requirements shall be irrevocable when made but may be superseded by one (but not more than one) Subsequent Payment Election that satisfies the requirements set forth above.

C.                                 Form of Payment.  The normal form of payment for a Participant’s Post-2004 Plan Benefit will be a Life Annuity (as described below), if the Participant is single, or a Joint and 50% Survivor Annuity (as described below), if the Participant is married (with the Participant’s spouse deemed to be the joint annuitant).  In lieu of receiving the Post-2004 Plan Benefit in the normal form of payment, a Participant may elect, on a written form acceptable to the Committee and in accordance with procedures established by the

Committee, to receive his or her Post-2004 Plan Benefit in any one of the following forms of payment (the “Optional Forms”), each of which are Actuarially Equivalent to the normal form of payment:

(i)                                  Life Annuity – a monthly benefit is paid to the Participant during his or her lifetime with no payment made after the Participant’s death.

(ii)                              10-Year Certain Annuity – a reduced monthly benefit is paid to the Participant during his or her lifetime. If the Participant dies within the first 10 years of payment, the reduced benefit will continue to the Participant’s Beneficiary for the remainder of the 10-year term.

(iii)                          15-Year Certain Annuity – a reduced monthly benefit is paid to the Participant during his or her lifetime. If the Participant dies within the first 15 years of payment, the reduced benefit will continue to the Participant’s Beneficiary for the remainder of the 15-year term.

(iv)                          Joint and 50% Survivor Annuity – a reduced monthly benefit is paid to the Participant during his or her lifetime. Following the Participant’s death, a joint annuitant selected by the Participant will receive monthly benefits equal to 50% of the monthly benefit that was payable to the Participant for the remainder of the joint annuitant’s lifetime.

(v)                              Joint and 75% Survivor Annuity – a reduced monthly benefit is paid to the Participant during his or her lifetime. Following the Participant’s death, a joint annuitant selected by the Participant will receive monthly benefits equal to 75% of the monthly benefit that was payable to the Participant for the remainder of the joint annuitant’s lifetime.

(vi)                          Joint and 100% Survivor Annuity – a reduced monthly benefit is paid to the Participant during his or her lifetime. Following the Participant’s death, a joint annuitant selected by the Participant will receive monthly benefits equal to 100% of the monthly benefit that was payable to the Participant for the remainder of the joint annuitant’s lifetime.

If a Participant elects an Optional Form that provides for payments to a joint annuitant or Beneficiary, such joint annuitant or Beneficiary shall be designated at the time the Participant elects such Optional Form.

D.                                Small Payment Cash-Out.  Notwithstanding any provision of the Plan to the contrary, if on a Participant’s Benefit Commencement Date, the Actuarially Equivalent lump sum present value of the Participant’s Post-2004 Plan Benefit and the Participant’s post-2004 benefits under any other plans with respect to which deferrals of compensation are treated as having been Deferred under a single nonqualified deferred compensation plan with the Plan under Treas. Reg. § 1.409A-l(c)(2) (the “Aggregate Benefit”) is less than $10,000, the Participant’s entire Aggregate Benefit will be paid in such lump sum on the date the Participant’s Post-2004 Plan Benefit was otherwise scheduled to commence.

E.         Delayed Payments for Specified Employees.  Notwithstanding any provision of this Plan to the contrary, if a Participant is a “specified employee,” determined pursuant to procedures adopted by the Company in compliance with Code Section 409A, on the date the Participant incurs a Separation from Service and if any portion of the payments or benefits to be received by the Participant upon Separation from Service would constitute a “deferral of compensation” subject to Code Section 409A, then to the extent necessary to comply with Code Section 409A, amounts that would otherwise be payable pursuant to Part B of this Plan during the six-month period immediately following the Participant’s Separation from Service will instead be paid on the earlier of (i) the first business day of the seventh calendar month after the date of the Participant’s Separation from Service, or (ii) the Participant’s death.  Any benefit payments delayed because of the preceding sentence shall be paid in a lump sum on the date described in the preceding sentence.  Any benefit payments that are scheduled to be paid more than six months after such Participant’s Separation from Service shall not be delayed and shall be paid in accordance with the schedule prescribed by Subsections A and B of this Section 6.

F.         Payments upon Death.

(i)         Prior to Benefit Commencement Date.  In the event that a Participant dies prior to his or her Benefit Commencement Date, no benefit shall be payable under the Plan.

(ii)        On or After Benefit Commencement Date.  In the event a Participant dies on or after his or her Benefit Commencement Date, his or her Post-2004 Plan Benefits shall continue to a joint annuitant or Beneficiary only if provided pursuant to the Optional Form under which the Participant was receiving benefit payments in accordance with this Section 6; provided, however, that if the Participant’s Beneficiary is a trust or other entity, the present value of any Post-2004 Plan Benefits required to be paid to the Beneficiary following the Participant’s death pursuant to the Optional Form under which the Participant was receiving benefit payments in accordance with this Section 6 shall be paid to the Beneficiary in an Actuarially Equivalent single lump sum payment within 90 days after the first day of the month immediately following the Participant’s date of death.

(iii)       Other Death Benefits.  The following death benefits shall apply to Cash Balance Plan Participants:

(a)        If the Participant has elected to receive payment of his or her Post-2004 Plan Benefits in the form of a Life Annuity and the Participant dies on or after his or her Benefit Commencement Date, but before total payments have been made to the Participant that equal the product of (i) 60 multiplied by (ii) the Participant’s monthly benefit, the balance of said total payments will be payable to the Participant’s Beneficiary in a single lump sum payment within 90 days after the first day of the month immediately following the Participant’s date of death.

(b)        If the Participant has elected to receive payment of his or her Post-2004 Plan Benefits in the form of a Joint and Survivor Annuity and both the Participant and his or her joint annuitant die on or after the Benefit Commencement Date but before total payments have been made to the Participant and/or his or her joint annuitant that equal the product of (i) 60 multiplied by (ii) the monthly benefit the Participant would have received if he or she had elected to receive his or her Post-2004 Plan Benefit in the form of a Life Annuity, the balance of said total payments will be payable to the Participant’s Beneficiary in a single lump sum payment within 90 days after the first day of the month immediately following the later of the Participant’s or his or her joint annuitant’s date of death.

7.         Forfeiture of Plan Benefit.  If any Participant, at any time during the period following his or her Separation from Service, engages in the operation or management of a business, whether as owner, partner, officer, employee, or otherwise, having a net worth in excess of $5,000,000, which at such time is in competition with the Company or any of its subsidiaries, any and all amounts which otherwise thereafter would be due the Participant under the Plan shall be forfeited.  The determination as to whether a Participant is engaged in the operation or management of business having a net worth in excess of $5,000,000 and which is in competition with the Company or any of its subsidiaries shall be made by the Committee in its absolute discretion, and the decision of the Committee with respect thereto, including its determination of the time at which the participation in such competitive business commenced, shall be conclusive.  In determining whether or not to give its consent under this Section 7, the Committee shall give consideration to the circumstances under which the employment of the Participant terminated and, if such termination resulted primarily from circumstances not within the control of the Participant, the Committee shall grant such consent unless the Committee shall find that there are compelling reasons for not doing so.  No Participant shall be required to repay any Plan Benefits paid to him prior to the date on which the Participant shall have received written notice that the Committee shall have determined that the Participant has engaged in the operation or management of a business having a net worth in excess of $5,000,000 and which is in competition with the Company or any of its subsidiaries.

8.         Nonforfeiture of Benefit.  The amount of the benefit accrued under Part B of the Plan by any Participant immediately before any (i) withdrawal of approval as a Participant by the Committee which was previously granted under Section 4 hereof, (ii) withdrawal of entitlement to 100 percent of a Participant’s cash awards under an annual CBS plan for additional compensation granted under Section 5.B.(i) hereof or (iii) termination or amendment pursuant to Section 11 hereof, shall not be reduced by reason of any such event to the extent the Post-2004 Plan Benefits would not be payable under the Qualified Plan as of the date the Participant’s Post-2004 Plan Benefit commences.

9.         Nonassignabilitv of Benefits.  Except as otherwise required by law, neither any benefit payable hereunder nor the right to receive any future benefit under this Plan may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits under this Plan becomes bankrupt, the interest under this Plan of the person affected may be terminated by the Committee which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate.

10.       Funding.  The Plan shall be maintained as an unfunded plan which is not intended to meet the qualification requirements of Code Section 401.  Establishment of the Plan will not create, in favor of any Participant, any right or lien in or against any of the assets of the Company. Payments under the Plan shall be made in cash from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure the payment of benefits hereunder.  Nothing in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and any Participant or any other person, and the Company’s promise to make payments hereunder shall at all times remain unfunded as to any Participant.

11.       Termination: Amendment.  CBS expects to continue this Plan indefinitely.  However, the Board of Directors shall have the right to amend, suspend or terminate the Plan at any time, if, in its sole judgment, such a change is deemed necessary or desirable.  The Committee shall have the right to amend the Plan at any time, unless provided otherwise in CBS’s governing documents.  Notwithstanding the foregoing, except to the extent required to comply with any changes in applicable law (including Code Section 409A), Part A of this Plan may not be suspended, amended, otherwise modified, or terminated without the consent of each affected Participant who had attained age 55 at the “Effective Time,” as such term is defined under the Agreement and Plan of Merger among Westinghouse Electric Corporation, Group W Acquisition Corp. and CBS Inc.

Notwithstanding anything in the Plan to the contrary, in the event of a termination of the Plan, the Committee, in its sole and absolute discretion, shall have the right to change the time and form of distribution of Participants’ Post-2004 Plan Benefits, including requiring that the Actuarial Equivalent of Post-2004 Plan Benefits be immediately distributed in the form of a lump sum payment; provided, however, that no such change in the time or form of payment shall cause the Plan to fail to comply with Section 6.E above with respect to specified employees, or to fail to comply with the requirements of Code Section 409A.

12.       Operation and Administration.  This Plan shall be administered by the Committee, which shall administer it in a manner consistent with the administration of the Qualified Plan, except that this Plan shall be administered as an unfunded plan that is not intended to meet the qualification requirements of Code Section 401(a).  The Committee’s decisions in all matters involving the interpretation and application of this Plan shall be final.  The Committee may act on its own behalf or through the actions of its duly authorized representative.  The Committee shall be the final review committee under the Plan, with the authority to determine conclusively for all parties any and all questions arising from the administration of the Plan, and shall have sole and complete discretionary authority and control to manage the operation and administration of the Plan, including, but not limited to, the adoption of rules and procedures regarding the Plan and the determination of all questions relating to eligibility for participation and benefits, interpretation of all Plan provisions, determination of the amount and kind of benefits payable to any participant, spouse or beneficiary, and construction of disputed or doubtful terms.  Such decisions shall be conclusive and binding on all parties and not subject to further review.

13.       Claims Procedures.

A.        Claims for Benefits.  Each person (including any Participant or Beneficiary) may file a claim with the Committee for any benefit to which that person believes he or she is entitled under this Plan, in accordance with procedures established by the Committee.  Generally, the Committee is required to decide each claim within ninety (90) days of the date on which the claim is filed.  If special circumstances require a longer period for adjudication, the Committee must notify the claimant in writing of the reasons for an extension of time, and the date by which the Committee will decide the claim, before the ninety (90) day period expires.  Extensions beyond ninety (90) days after the expiration of the initial ninety (90) day period are not permitted.  If the Committee does not notify the claimant of its decision to grant or deny a claim within the time specified by this Section, the claim will be deemed to have been denied and the appeal procedure described in paragraph 13.C below will become available to the claimant.

B.        Notice of Denial.  If the Committee denies a claim for benefits under the Plan, the claimant will receive a written notice that explains: (i) the specific reason for the denial, including specific reference to pertinent Plan provisions on which the denial is based; (ii) any additional information or material necessary to perfect a claim, with an explanation of why such material is necessary, if any information would be helpful or appropriate to further consideration of the claim; and (iii) the steps to be taken if the claimant wishes to appeal, including the time available for appeal.

C.        Appeal of Denied Claims for Benefits.  Claimants must submit a written request appealing the denial of a claim within sixty (60) days after receipt of notice described by paragraph 13.B.  Claimants may review all pertinent documents, and submit issues and comments in writing.  The Committee will provide a full and fair review of all appeals from denial of a claim for benefits, and their decision will be final and binding.  The decision of the Committee ordinarily will be given within sixty (60) days after receipt of a written request for appeal, unless special circumstances require an extension (such as for a hearing).  If an extension of time for appeal is necessary, the claimant will receive written notice of the extension before the sixty (60) day period expires.  The decision may not be delayed beyond one-hundred twenty (120) days after receipt of the written request for appeal.  Notice of the decision on appeal will be provided in writing, and will explain the basis for the decision, including reference to applicable provisions of the Plan, in a manner calculated to be understood by the person who appealed the denial of a claim.

D.        Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought unless and until the following steps have occurred: (i) the claimant has submitted a written application for benefits in accordance with paragraph 13.A; (ii) the claimant has been notified that the claim has been denied, as provided by paragraph 13.B; (iii) the claimant has filed a written request appealing the denial in accordance with paragraph 13.C; and (iv) the claimant has been notified in writing that the Committee has denied the claimant’s appeal, or the Committee has failed to act on the appeal within the time prescribed by paragraph 13.C.

E.         Legal Action for Benefits.  No legal action for benefits under the Plan may be brought more than one year after the time described in paragraph 13.D above.

14.       Applicable Law.  All questions pertaining to the construction, validity, and effect of this Plan shall be determined in accordance with the laws of the State of New York, to the extent not pre-empted by Federal law.

15.       Limitation of Rights.  This Plan is a voluntary undertaking on the part of the Company. Neither the establishment of the Plan nor the payment of any benefits hereunder, nor any action of the Company, the Committee, or its designee shall be held or construed to be a contract of employment between the Company and any Participant, or to confer upon any person any legal right to be continued in the employ of the Company.  The Company expressly reserves the right to discharge, discipline, or otherwise terminate the employment of any Participant at any time.  Participation in this Plan gives no right or claim to any benefits beyond those which are expressly provided herein and all rights and claims hereunder are limited as set forth in this Plan.

16.       Creditors’ Claims.  Unless otherwise determined by the Committee, any assets purchased by the Company to provide benefits under this Plan shall at all times remain subject to the claims of general creditors of the Company and any Participant or spouse or beneficiary of a Participant has only an unsecured promise to pay benefits.

17.       Severability.  In the event any provision of this Plan shall be held illegal or invalid, or would serve to invalidate the Plan, that provision shall be deemed to be null and void, and the Plan shall be construed as if it did not contain that provision.

18.       Headings, Gender and Number.  The headings to the Articles and Sections of this Plan are inserted for reference only, and are not to be taken as limiting or extending the provisions hereof.  Unless the context clearly indicates to the contrary, in interpreting this Plan, the masculine shall include the feminine, and the singular shall include the plural.

19.       Payments to Minors and Incompetents.  On submission of satisfactory proof, if a Participant or Beneficiary entitled to receive any benefits hereunder (A) is a minor, benefits will be paid to (i) a custodial parent, (ii) another person authorized to act on behalf of such minor under state law, or (iii) the custodian for such minor under the Uniform Transfer to Minors Act, if permitted by the laws of the state in which such minor resides; or (B) is adjudged by a court of competent jurisdiction to be legally incapable of giving valid receipt and discharge for such benefits, benefits will be paid to (i) a person holding a power of attorney for such incompetent person or (ii) a person otherwise authorized to act on behalf of such incompetent person under state law.  Payment of benefits pursuant to this Section 19 shall fully discharge the Committee and the Company from any further liability.

20.       Binding Effect and Release.  All persons accepting benefits under this Plan shall be deemed to have consented to the terms of this Plan.  Any payment or distribution to any person entitled to benefits under the Plan shall be in full satisfaction of all claims with respect to such payment or distribution against the Plan, the Committee or its designee and the Company arising by virtue of this Plan.

21.       Code Section 409A.  To the extent applicable, it is intended that Part B of the Plan comply with the provisions of Code Section 409A. References to Code Section 409A shall include any proposed, temporary or final regulation, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.  This Plan shall be administered and interpreted in a manner consistent with this intent.  If any provision of this Plan is susceptible of two interpretations, one of which results in the compliance of the Plan with Code Section 409A and the applicable Treasury Regulations, and one of which does not, then the provision shall be given the interpretation that results in compliance with Code Section 409A and the applicable Treasury Regulations.  Notwithstanding the foregoing or any other provision of this Plan to the contrary, neither the Company nor any of its subsidiaries or affiliates shall be deemed to guarantee any particular tax result for any Participant, spouse, or beneficiary with respect to any payments provided hereunder.